Exhibit 10.1
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT is made this 25th day of August, 2006 (the “Effective Date”) by and between Sutura, Inc., a Delaware corporation (the “Company”), Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”), Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership (“WHHY”), Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership (“WIP’), Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“Pandora” and, together with WCAP, WHHY and WIP, the “Partnerships”), Gary S. Kohler, a Minnesota resident (“Kohler”) and Scot W. Malloy, a Minnesota resident (“Malloy” and, together with the Partnerships and Kohler, the “Whitebox Parties”) with reference to the following facts:
     A. On June 7, 2006, the Partnerships purchased secured convertible promissory notes (each a “June 7, 2006 Note” and, together, the “June 7, 2006 Notes”) from the Company in consideration of a collective $500,000 loan (the “June 7, 2006 Loan”).
     B. On June 28, 2006, the Partnerships purchased secured convertible promissory notes (each a “June 28, 2006 Note” and, together, the “June 28, 2006 Notes”) from the Company in consideration of a collective $500,000 loan (the “June 28, 2006 Loan”).
     C. On July 31, 2006, the Partnerships purchased secured convertible promissory notes (each a “July 31, 2006 Note”, together, the “July 31, 2006 Notes”, and, together with the June 7, 2006 Notes and the June 28, 2006 Notes, the “2006 Notes”) from the Company in consideration of a collective $1,160,000 loan (the “July 31, 2006 Loan”).
     D. The Whitebox Parties are holders of other certain secured convertible promissory notes, having an aggregate principal balance of $16,550,000 (the “Pre-2006 Notes”). The aggregate amount of accrued and unpaid interest owed to the Whitebox Parties under the Pre-2006 Notes is $793,000.00 (the “Past Due Interest”).
     E. The Company desires to issue and sell to each of the Partnerships (severally and not jointly) and the Partnerships desire to purchase shares of the Company’s common stock, par value $.001 (the “Common Stock”) in full payment of the 2006 Notes, plus accrued and unpaid interest through the Effective Date in the amount of $21,444.44. The Company further desires to issue and sell to each of the Whitebox Parties (severally and not jointly), and the Whitebox Parties desire to purchase, shares of the Common Stock in full payment of the Past Due Interest on the Pre-2006 Notes. The Company further desires to issue and sell to each of the Partnerships (severally and not jointly), and the Partnerships desire to purchase, shares of the Common Stock and a warrant in the form of the attached Exhibit A to purchase shares of the Common Stock (each a “Warrant” and, together, the “Warrants”) in consideration of an additional $2,000,000 as more fully described in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1. AGREEMENT TO SELL AND PURCHASE
     1.1. Authorization of Transactions. On or prior to the closing of the transactions contemplated in this Agreement (the “Closing”), the Company shall have authorized the issuance and sale of the Warrants and the shares of Common Stock issuable in full payment of the 2006 Notes and the Past Due Interest and otherwise purchased under this Agreement
     1.2. Sale and Purchase at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Company hereby agrees to issue and sell to the Whitebox Parties, and the Whitebox Parties agree to purchase from the Company, 62,180,556 shares of Common Stock (rounded up to the nearest whole share) for a purchase price of $.08 per share (the “Shares”) and Warrants, registered in the name of the Partnerships, pursuant to which the Partnerships will have the right to acquire an aggregate 10,400,000 shares of the Company’s Common Stock (the “Warrant Shares”). The aggregate consideration for the Shares and the Warrants is $4,974,444.44 (the “Purchase Price”).
SECTION 2. CLOSING, DELIVERY AND PAYMENT
     2.1. Closing. The Closing shall take place at 10:00 a.m. on the Effective Date at the offices of the Whitebox Parties’ legal counsel, Messerli & Kramer P.A., in Minneapolis, Minnesota, or at such other time or place as the Company and Whitebox Parties may mutually agree (the “Closing Date”). At the Closing, subject to the terms and conditions of this Agreement, the Company and the Whitebox Parties will deliver the following documents and instruments:
     (a) Company’s Closing Deliveries.
     (i) The Company will issue, sell and deliver certificates, evidencing 62,180,556 shares of its Common Stock, registered in the name of the Whitebox Parties, as set forth on the attached Exhibit B and issue, sell and deliver the Warrants, registered in the name of the Partnerships, as set forth on the attached Exhibit B.
     (ii) The Company will execute and deliver to the Whitebox Parties the Third Amended Registration Rights Agreement in the form of the attached Exhibit C (the “Registration Rights Agreement”) and the side agreement relating to the Pre-2006 Notes in the form of the attached Exhibit D (the “Pre-2006 Notes Agreement”).
     (iii) The Company will cause to be delivered the legal opinion of its counsel, in agreed upon form, as to those matters set forth in Section 5(d).
     (iv) The Company will pay to Messerli & Kramer P.A., counsel to the Whitebox Parties, legal fees and expenses in the amount of $10,000 for representing the Whitebox Parties in connection with the transactions contemplated by this Agreement.
     (iv) The Company will execute and/or deliver to the Whitebox Parties any other agreement or document as reasonably requested by the Whitebox Parties to consummate the transactions contemplated by this Agreement including all third party consents required in connection with this Agreement.

     (b) Whitebox Parties’ Closing Deliveries. The Whitebox Parties will deliver payment of the Purchase Price as follows:
     (i) The Partnerships will deliver $2,000,000 by certified check or wire transfer of immediately available funds as and for payment of 25,000,000 shares of common stock.
     (ii) The Whitebox Parties will surrender and deliver the 2006 Notes to the Company, and hereby accept 27,268,056 shares of Common Stock, in lieu of cash, in full payment of the 2006 Notes, plus accrued and unpaid interest thereon through the Effective Date.
     (iii) The Whitebox Parties hereby accept 9,912,500 shares of Common Stock, in lieu of cash, in full payment of the Past Due Interest.
     (iv) The Whitebox Parties shall execute and deliver the Registration Rights Agreement and the Pre-2006 Notes Agreement.
SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY
     The Company hereby makes the following representations and warranties to the Whitebox Parties as of the Closing Date.
     3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company’s only subsidiaries are (i) Sutura B.V., which is wholly-owned by the Company and which, in turn, owns all of the outstanding capital stock of Sutura B.V. France SARL and Sutura GmbH; (ii) Technology Visions, Inc., a California corporation, and (iii) HeartStitch, a Delaware corporation (each a “Subsidiary” and, together, the “Subsidiaries”). The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Registration Rights Agreement and the Pre-2006 Notes Agreement (together, the “Transaction Documents”), to issue and sell the Common Stock and the Warrants, to carry out the provisions of the Transaction Documents, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a material adverse effect on the Company, or its business or properties, taken as a whole.
     3.2. Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.001 per share, of which 186,637,990 shares are issued and outstanding as of March 31, 2006 and 2,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding as of August 25, 2006. As of the Closing Date, and except as disclosed on Schedule 3.2, the Company has no outstanding options, warrants or other rights to acquire any capital stock, or securities convertible or exchangeable for capital stock or for securities themselves convertible or exchangeable for capital stock (together, “Convertible Securities”). As of the Closing Date, and except as disclosed on Schedule 3.2, the Company has no agreement or commitment to sell or issue any shares of capital stock or Convertible Securities. All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to valid exemptions under federal and state securities laws. As of the Closing Date, and except as disclosed on Schedule 3.2, there are no outstanding rights of first refusal or proxy or shareholder agreements of any kind relating to any of the Company’s securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge of. The Shares and the Warrant Shares (when, if and upon exercise of the Warrants) when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of any liens or encumbrances, other than restrictions on transfer under applicable federal and state securities laws.
     3.3. Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Transaction Documents and the performance of all obligations of the Company under this Agreement at the Closing, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable laws. The sale of the Shares, Warrants and Warrant Shares is not subject to any preemptive rights or rights of first refusal.
     3.4. Financial Statements. The Company’s unaudited consolidated balance sheet, and the statements of operations, cash flow and stockholders’ deficit for the three month period ending June 30, 2006, and the audited consolidated statements of operations, cash flows and stockholders’ deficit of the Company for the years ended December 31, 2005 and 2004 (all of the foregoing together, the “Financial Statements”) fairly present in all material respects the consolidated financial condition, operating results and cash flow of the Company as of the respective dates and for the respective periods covered thereby. The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes hereof, “Latest Statement Date” means June 30, 2006, and “Latest Financial Statements” means the audited financial statements of the Company at and for the year ended December 31, 2005.

     3.5. Liabilities. The Company (i) has no material liabilities and (ii) to the best of its knowledge, has no material contingent liabilities, in each case not otherwise disclosed in the Latest Financial Statements or on Schedule 3.6, except (A) current liabilities incurred in the ordinary course of business subsequent to the Latest Statement Date and (B) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Latest Financial Statements, which, in both cases have not had, either in any individual case or in the aggregate, a material adverse effect on the Company, or its business or properties, taken as a whole.
     3.6. Certain Agreements and Actions. Except as disclosed in the Financial Statements or on Schedule 3.6, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock during the periods covered by the Financial Statements or since the Latest Statement Date, (ii) since the Latest Statement Date, incurred any indebtedness for money borrowed or any other material liabilities out of the ordinary course of business, (iii) except as set forth in Schedule 3.6, made any loans or advances to any person, other than ordinary advances for travel or entertainment expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.
     3.7. Obligations of or to Related Parties. Except as disclosed on Schedule 3.7, there are no obligations of the Company to officers, directors or key employees of the Company or, to the Company’s knowledge, to any members of their immediate families or other affiliates, other than (i) for accrued salaries, (ii) reimbursement for expenses reasonably incurred on behalf of the Company and (iii) for other employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as disclosed on Schedule 3.7, to the Company’s knowledge, none of the officers, directors or key employees of the Company or, to the Company’s knowledge, any members of their immediate families or other affiliates, are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or other entity with which the Company is affiliated or with which the Company has a business relationship, or any firm, corporation or other entity that competes with the Company, except that such officers, directors, employees and members of their immediate families may own securities (with beneficial ownership not exceeding 2%) in publicly-traded companies that compete with the Company. Except as disclosed on Schedule 3.7, no officer, director or key employee of the Company, or, to the Company’s knowledge, any member of their immediate families or other affiliates, is, directly or indirectly, interested in or a party to any material contract with the Company. Except as disclosed on Schedule 3.7 or in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
     3.8. Changes. Since the Latest Statement Date, and except as disclosed on Schedule 3.8, there has not been, to the Company’s knowledge, any event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

     3.9. Title to Properties and Assets; Liens. Except as set forth on Schedule 3.9, the Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Latest Financial Statements, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes that have not yet become delinquent, (ii) liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company and (iii) those that have otherwise arisen in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company which are reasonably necessary to the Company’s conduct of its business are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear excepted.
     3.10. Patents and Trademarks. Schedule 3.10 contains a listing of all U.S. and foreign patents and patent applications, and U.S. and foreign trademarks and service marks and applications therefor, owned by, assigned to or licensed to the Company. Except as set forth on Schedule 3.10, the Company owns or has a valid right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as now conducted or proposed to be conducted. None of the execution or delivery of, or the performance of the transactions contemplated by, the Transaction Documents, the carrying on of the Company’s business by the employees of the Company nor the conduct of the Company’s business as currently conducted or proposed to be conducted will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been exclusively assigned to the Company.
     Without limiting the generality of the above, neither of Cardio Medical Solutions, Inc. or Nobles LAI Engineering Inc., nor any other entity owned or controlled by officers, directors or key employees of the Company, own or control any inventions, trade secrets or proprietary information necessary for or desirable to the Company in connection with and directly related to its business as now conducted or proposed to be conducted.
     Except as set forth in Schedule 3.10, (i) each of the Company’s employees have executed agreements of confidentiality and non-disclosure as to the Company’s confidential information, including its intellectual property and trade secrets, and (ii) each of the Company’s employees has agreed to assign to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by such employees, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which the employee conceives as a result of the employee’s employment by the Company (other than inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development or (2) which does not result from any work performed by the employee for the Company).
     3.11. Compliance with Other Instruments. Except as disclosed on Schedule 3.11, the Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution and delivery of, and the performance of and compliance with the transactions contemplated by, the Transaction Documents, and the issuance and sale of the Shares, the Warrants and the Warrant Shares, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties, except for such results that would not materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.
     3.12. Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the other Transaction Documents or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. Except as disclosed in the Financial Statements or on Schedule 3.12, there is no action, suit, proceeding or investigation or, to the Company’s knowledge, currently threatened against the Company that might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financial or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the employees of the Company, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     3.13. Tax Returns and Payments. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon the properties or assets of the Company as of the date of this Agreement that is not adequately provided for.
     3.14. Employees. The Company has no collective bargaining agreements with any of its employees. The Company is not aware of any labor union organizing activity relating to its employees. Except as set forth on Schedule 3.14, no employee has any agreement or contract, written or verbal, regarding his employment. Except as disclosed on Schedule 3.14, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing or defined benefit plan, retirement agreement or other employee compensation plan or agreement. To the Company’s actual knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and, to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any written or oral notice alleging that any such violation has occurred. Except as disclosed on Schedule 3.14, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.
     3.15. Compliance with Laws; Permits; Company Medical Devices. Except as disclosed on Schedule 3.15, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of, and the performance of the transactions contemplated by, the Transaction Documents or the sale and issuance of the Shares, Warrants and Warrant Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and the

Company believes it can obtain any similar authority for the conduct of its business as now conducted or planned to be conducted.
     With respect to the Company’s marketing and sale of minimally invasive vessel closure devices for surgical applications (which the Company represents are the only products that the Company manufactures, markets or sells):
(i)	The Company has received 510(k) clearance from the U.S. Food & Drug Administration (the “FDA”) to sell its F8 & F6 SuperStitch® devices, including its Next Generation versions (together, the “Company Medical Devices”) in the United States;

(ii)	The Company has obtained permission from its notified body to place the CE mark on the Company Medical Devices so as to permit their sale in European Union countries;

(iii)	The Company’s 510(k) clearance and CE mark for the Company Medical Devices are in full force and effect and the Company has not received and anticipates no warning letter or other notice of, and is unaware of any basis for, revocation, limitation or modification of such 510(k) clearance or CE marking; and

(iv)	The Company manufactures the Company Medical Devices in compliance with FDA quality system regulations and the EU Medical Device Directive and is otherwise in compliance with all applicable FDA rules and regulations and EU directives (including the Medical Device Directive) relating to the manufacture, marketing and sale of the Company Medical Devices, including with respect to reporting of any device failures or adverse reactions, except where such failure to comply would not materially and adversely affect the ability of the Company to sell the Company’s Medical Devices in each EU country.
     With respect to any human clinical investigation of new or proposed medical devices by the Company, or modifications to the Company Medical Devices, the Company is conducting each such investigation in material compliance with applicable rules and regulations, including by obtaining any required Investigational Device Exemption or Institutional Review Board approvals.
     3.16. Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, where such violation would have a material adverse effect on the Company, and to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Without limiting the foregoing:
(i)	with respect to any real property owned, leased or otherwise utilized by the Company (“Real Property”), the Company is not or has not in the past been in violation of any Hazardous Substance Law which violation could reasonably be expected to result in a material liability to the Company or its properties and assets;

(ii)	neither the Company nor, to the knowledge of the Company, any third party has used, released, generated, manufactured, produced or stored, in, on, under, or about any Real Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to result in a material liability to the Company under any Hazardous Substance Law;

(iii)	to the knowledge of the Company, there are no underground tanks, whether operative or temporarily or permanently closed, located on any Real Property that could reasonably be expected to result in a material liability to the Company under any Hazardous Substance Law;

(iv)	there are no Hazardous Substances used, stored or present at, or on, or to the knowledge of the Company that could reasonably be expected to migrate onto any Real Property, except in compliance with Hazardous Substance Laws; and

(v)	to the knowledge of the Company, there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be a material violation by the Company of any Hazardous Substance Law, or to result in liability to the Company under any Hazardous Substance Law.
     For purposes hereof, “Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition below of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; any chemical, material, toxin, pollutant, or waste regulated by or in any other Hazardous Substances Laws; and in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

     “Hazardous Substances Law” means any of:
(i)	the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(ii)	the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(iii)	the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(iv)	the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(v)	the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(vi)	the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(vii)	the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(viii)	the Oil Pollution Act of 1990 (33 U.S.C.A. Section 2701 et seq.);

(ix)	the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”);

(x)	the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.) (“SMCRA”);

(xi)	the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(xii)	the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) (“HMTA”);

(xiii)	the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(xiv)	the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”); and

(xv)	all other federal, state and local governmental rules which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.
     3.17. Offering Valid. Assuming the accuracy of the representations and warranties of the Whitebox Parties contained in Section 4, the offer, sale and issuance of the Shares, Warrants and Warrant Shares will be exempt from the registration requirements of the Securities Act of

1933 (as amended) (the “Securities Act”) and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of the State of Minnesota.
     3.18. Full Disclosure. None of the Transaction Documents contains any untrue statement of a material fact nor, to the Company’s knowledge and belief, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     3.19. Insurance. The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company. The Company’s coverage for product liability is described on Schedule 3.19.
     3.20. Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     3.21. Brokers or Finders. Except as set forth in Schedule 3.21, the Company has not incurred nor will incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges (whether payable in cash, in equity securities or by a combination thereof) in connection with this Agreement or any transaction contemplated hereby.
     3.22 SEC Reports. Except as set forth in Schedule 3.22, the Company has filed all reports, forms or other information required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the twelve months preceding the date hereof or such shorter period as the Company has been required by law to file such reports, forms or other information (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.
     3.23 Investment Company Act. The Company is not, and will not use the net proceeds from the sale of the Shares, Warrants and Warrant Shares in a manner so as to become, an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended

     3.24 No Manipulation of Stock. Neither the Company, nor any of its governors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Company’s Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated under this Agreement.
     3.25 Registration Rights. Except as disclosed on Schedule 3.25 or required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in the Registration Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.
     3.26 Press Releases. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement do not individually or taken as a whole contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.
     3.27 Material Changes. Since the date of the Latest Financial Statements, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed $100,000) not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities, except pursuant to existing Company stock option plans and consistent with past practice. The Company does not have pending before the Commission any request for confidential treatment of information.
     3.28 Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The issuance and sale of the Shares and Warrants under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Securities contemplated by the Transaction Documents. A “Trading Market” is the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE WHITEBOX PARTIES
     The Whitebox Parties hereby represent and warrant to the Company as of the Closing Date, and agree, as follows:
     4.1. Authorization. The Whitebox Parties have full power and authority to enter into this Agreement and each of the Transaction Documents, and each such agreement, when executed and delivered by such Whitebox Parties, will constitute the valid and binding obligation of the Whitebox Parties enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     4.2. Investment Representations. The Whitebox Parties understand that neither the offer nor the sale of the Shares, the Warrants or the Warrant Shares has been registered under the Securities Act. The Whitebox Parties also understands that the Shares, Warrants and Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Whitebox Parties’ representations contained in the Agreement. The Whitebox Parties hereby represent and warrant as follows:
     (a) Whitebox Parties Bears Economic Risk. The Whitebox Parties has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Whitebox Parties must bear the economic risk of this investment indefinitely unless the Shares and Warrant Shares are registered pursuant to the Securities Act, or an exemption from registration is available. The Whitebox Parties have no present intention of selling or otherwise transferring the Shares, the Warrants or the Warrant Shares, or any interest therein. The Whitebox Parties also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Whitebox Parties to transfer all or any portion of the Shares, Warrants or Warrant Shares under the circumstances, in the amounts or at the times the Whitebox Parties might propose.
     (b) Acquisition for Own Account. The Whitebox Parties are acquiring the Shares, the Warrants and the Warrant Shares for their own account for investment only, and not with a view towards its public distribution.
     (c) Whitebox Parties Can Protect Its Interest. The Whitebox Parties represent that by reason of its, or of its management’s, business or financial experience, the Whitebox Parties have the capacity to protect their own interests in connection with the transactions contemplated in this Agreement. Further, the Whitebox Parties are aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

     (d) Accredited Investor. The Whitebox Parties represents that each is an accredited investor within the meaning of Rule 501 of Regulation D of the Securities Act.
     (e) Residence. The Whitebox Parties represent that the Partnerships are each organized under the laws of the British Virgin Islands and that the principal place of business of each Partnership is located in the State of Minnesota. The Whitebox Parties further represent that Kohler and Malloy are Minnesota residents.
     (f) Rule 144. The Whitebox Parties acknowledge and agree that the Shares, Warrants and Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Whitebox Parties have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.
     (g) Disclosure of Information. The Whitebox Parties believes they have received all the information it considers necessary or appropriate for deciding whether to purchase the securities of the Company contemplated by this Agreement. The Whitebox Parties further represents that they have had an opportunity to ask questions and receive answers from the Company regarding the securities being issued by the Company pursuant to this Agreement and Company’s business, properties, prospects and financial condition.
     4.3. Transfer Restrictions. The Whitebox Parties acknowledge and agree that the Shares and the Warrants are subject to restrictions on transfer and will bear restrictive legends.
SECTION 5. CONDITIONS FOR CLOSING
     5.1. Conditions for the Company to Satisfy for the Closing. The obligation of the Whitebox Parties to purchase the Shares and Warrants as contemplated by this Agreement is subject to satisfaction of the following contingencies at or prior to the Closing:
     (a) The Company shall have obtained all third party consents required in connection with this Agreement.
     (b) The Company shall have delivered the agreements, documents and instruments described in Section 2.1(a) of this Agreement.
     (c) The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     (d) Babcock & Associates, legal counsel to the Company, shall have delivered an opinion to the Whitebox Parties with respect to the following matters (which opinion may contain customary exclusions and limitations that are reasonably acceptable to counsel for the Whitebox Parties):
(i)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority necessary to own its properties and to conduct its business as, to our knowledge, it is presently conducted. The Company is qualified to do business and is in good standing in the State of California.

(ii)	The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

(iii)	The Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

(iv)	The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.001 per share and 2,000,000 shares of Preferred Stock, par value $0.001. To our knowledge, except as described above or in the Purchase Agreement (including the schedules and exhibits thereto), there are no other presently outstanding preemptive rights to purchase from the Company any of the authorized but unissued stock of the Company.

(v)	Each of the Transaction Documents, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(vi)	The Shares and the Warrant Shares have been duly authorized, and when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

(vii)	The execution and delivery of the Transaction Documents by the Company will not result in (i) a violation of the Company’s Certificate of Incorporation or Bylaws, as amended or (ii) a violation of any judgment or order specifically identified on the Schedules to the Purchase Agreement, if any.
SECTION 6. OTHER AGREEMENTS
     The Company covenants and agrees to the following (as to which the failure to comply shall constitute an event of default under this Agreement)
     6.1 Limitation on Use of Proceeds. The Company will not use any portion of the net proceeds from the sale of the Shares and Warrants to pay all or any part of the unpaid wages, bonuses or other cash compensation due for services rendered to the Company prior to calendar year 2006 to any current or former employee of the Company, including the Company’s President, Chief Executive Officer, Chief Financial Officer and Managing Director.

     6.2 Internal Accounting Controls. The Company shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     6.3. SEC Reporting. The Company shall (a) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act; and (b) maintain disclosure controls and procedures (as defined in Exchange Act Rules 13a – 15(e) and 15(d) – 15(e)) that are designed to ensure that material information relating to the Company is made known to the certifying officers by others within the Company, particularly during the period in which the Company’s Form 10-KSB or Form 10-QSB, as the case may be, is being prepared.
SECTION 7. MISCELLANEOUS
     7.1. Governing Law. This Agreement shall be governed by the internal laws of the State of Minnesota as such laws are applied to agreements between Minnesota residents entered into and performed entirely in Minnesota.
     7.2. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the parties and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
     7.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares, the Warrants and the Warrant Shares from time to time.
     7.4. Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
     7.5. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     7.6. Amendment and Waiver. This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of the Company and the Whitebox Parties.
     7.7. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

(a)	if to the Company, at

Sutura, Inc.
17080 Newhope Street
Fountain Valley, California 92708
Attention: Anthony A. Nobles, President and Chief Executive Officer
Facsimile: (714) 427-6354

with a copy to:

Babcock & Associates
600 Anton Boulevard, 11th Floor
Costa Mesa, California 92626
Attention: Richard J. Babcock, Esq.
Facsimile: (714) 371-4492

(b)	if to the Whitebox Parties, at

Whitebox Advisors, LLC
3033 Excelsior Boulevard, Suite 300
Minneapolis, Minnesota 55416
Attention: Jonathan Wood, Chief Financial Officer
Facsimile: (612) 253-6151

with a copy to:

Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
Attention: Jeffrey C. Robbins, Esq.
Facsimile: (612) 672-3777
     7.8. Indemnification by the Company. The Company agrees to indemnify and hold the Whitebox Parties, its affiliates and the directors, officers, managers, employees and agents of each of the foregoing (each, a “Whitebox Party”) harmless against any and all claims, losses, liabilities, obligations, damages, judgments, costs or expenses (including reasonable legal fees and costs) that any such Whitebox Party may suffer, sustain or become subject to as a result of, or in connection with, or in any way related to or by reason of (a) any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any of the Transaction Documents; or (b) the execution, delivery or performance of any of the Transaction Documents or any transaction contemplated by any of the Transaction Documents.
     7.9. Expenses. The Company agrees to pay or reimburse the Whitebox Parties for its reasonable legal fees and expenses that they may incur after the date hereof in connection with the granting of any waiver with respect to, the modification of any of the terms or provisions of, or the enforcement of any of the Transaction Documents.
     7.10. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     7.11. Counterparts. This Agreement may be delivered via facsimile or other means of electronic communication, and may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[signatures on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered as of the date first written above.

SUTURA, INC.

By

Anthony A. Nobles
President and Chief Executive Officer

PANDORA SELECT PARTNERS, L.P.

By

Name

Its

WHITEBOX HEDGED HIGH YIELD PARTNERS, L.P.

By

Name

Its

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By

Name

Its

WHITEBOX INTERMARKET PARTNERS, L.P.

By

Name

Its

GARY S. KOHLER

SCOT W. MALLOY

EXHIBIT A
Form of Warrant

EXHIBIT B
Allocation of Shares and Warrants

Whitebox Party	Number of Shares	Warrant	Purchase Price

WCAP	24,610,418	4,128,800	$1,968,899.44
WHHY	19,654,474	3,296,800	$1,572,143.89
WIP	7,873,043	1,320,800	$629,849.44
Pandora	9,855,121	1,653,600	$788,551.67
Kohler	150,000	0	$12,000.00
Malloy	37,500	0	$3,000.00

Total	62,180,556	10,400,000	$4,974,444.44

EXHIBIT C
Third Amended Registration Rights Agreement

EXHIBIT D
Pre-2006 Notes Agreement